UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM  8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  February 19, 2009

World Energy Solutions, Inc.

(Exact name of Small Business Issuer in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-25097

(Commission File Number)

65-0783722

(IRS Employer Identification No.)

3900A 31st Street N., St. Petersburg, Florida   33714

(Address of Principal Executive Offices and Zip Code)

(727) 525-5552

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]

Written communications pursuant to Rule 425 under the Securities Act

(17 CFR 230.425)

[__]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

(17 CFR 240.14a-12)

[__]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]

Pre-commencement to medications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

World Energy Solutions, Inc. (the “Company”) (OTC BB:WEGY.OB), a Florida corporation focused on energy conservation technologies and environmental sustainability, announced today that on February 13, 2009, the Company sold 1,500,000 shares of its restricted Series “D” Preferred Stock (the “Preferred Stock”). The aggregate offering price for the shares was $8,256.50.  The issuance of the restricted Preferred Stock and the consideration received by the Company were approved by the Board of Directors at a meeting on February 10, 2009. The shares of restricted Preferred Stock were issued in a private transaction pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

Section 5 Corporate Governance and Management

Item 5.01 Changes in control of Registrant.

On February 13, 2009 the Company sold 1,500,000 shares of the restricted Preferred Stock (with 500 votes per share) to Benjamin C. Croxton. The Company exchanged the shares for an assignment of accrued vacation pay and back salary in the amount of $8,256.50 due to Mr. Croxton.  The issuance of the restricted Preferred Stock and the consideration received by the Company were approved by the Board of Directors at a meeting on February 10, 2009. The shares of restricted Preferred Stock were issued in a private transaction pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933. The shares of restricted Preferred Stock have 750,000,000 shareholder votes which when combined with Mr. Croxton’s common stock holdings equates to 87.9% of the total combined shareholder votes of 858,138,831 for both the issued and outstanding common stock and Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD ENERGY SOLUTIONS, INC.

By:

/s/:  Benjamin C. Croxton

Benjamin C. Croxton, Chief Executive Officer

DATED:  February 19, 2009.

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